Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into on the 10th day of May 2010 by and between Toreador Energy France S.C.S., a company existing under the laws of France (hereinafter referred to as “Toreador”) and an indirect subsidiary of Toreador Resources Corporation, a Delaware corporation, and Hess Oil France S.A.S, a company existing under the laws of France (hereinafter referred to as “Hess”) and a wholly owned subsidiary of Hess Corporation, a Delaware corporation.  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties.”

WHEREAS, as of the date of this Agreement, Toreador holds, or has pending permits in respect of, the working interests (collectively, the “Original Working Interests”) in the exploration permits (the “Permits”) set forth on Exhibit A attached hereto, in each case which have been, or may be, granted to it in accordance with the mining legislation and regulations applicable in France on the basis of commitments to execute and finance certain exploration works;

WHEREAS, Toreador is willing to delegate the execution and the financing of the exploration works referred to above and has offered Hess to perform such exploration works and provide such financing and participate in the Original Working Interests subject to the conditions set forth herein;

WHEREAS, Hess wishes and agrees to participate, subject to the terms and conditions set forth herein, in the Original Working Interests and perform the exploration works and provide such financing; and

WHEREAS, Toreador and Hess wish herewith to specify the terms and conditions of Hess’s participation in the Original Working Interests and the delegation to Hess of the execution and financing of certain exploration, appraisal and development activities on the Permits.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and obligations set forth herein, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       DEFINITIONS

1.1                                 Whenever used in this Agreement, the following terms shall have the meanings assigned to them hereunder unless specifically defined otherwise or unless the context otherwise requires:

“Acquired Interest” shall have the meaning ascribed to it in Section 5.2.

“Acquiring Party” shall have the meaning ascribed to it in Section 5.2.

“Acquisition Fee” shall have the meaning ascribed to it in Section 2.1.

“Acreage Delivered” shall equal the gross acreage attributable to the Permits for which Hess is a Co-Titleholder or to the permits for which Hess acquires a working interest pursuant to Section 5.

“Acreage Represented” shall mean 1,137,000 gross acres.

“Affiliate” shall be any entity that directly or indirectly wholly owns, is wholly owned by, or is under common control of a Party.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Area of Mutual Interest” shall have the meaning ascribed to it in Section 5.1.

“bbl” shall mean one (1) stock tank barrel of oil, or a volume of forty two (42) U.S. gallons.

“Co-Titleholder” shall have the meaning ascribed to it in Section 4.2(f).

“dollars” or “$” shall mean U.S. dollars.

“Election Notice” shall have the meaning ascribed to it in Section 3.4(a).

“Expert” shall have the meaning ascribed to it in Section 14.3.

“Force Majeure” shall mean any event or circumstance, which is beyond the control of the Party or Parties concerned (acting and having acted as a reasonable and prudent operator), directly resulting in, or causing the failure by, such Party or Parties to perform any of its or their obligations under this Agreement, which failure could not have been prevented or overcome by the exercise by it or them of the standard of a reasonable and prudent operator, including, without limitation (i) acts of God, earthquake, flood, lightning, fires, storm, storm warnings, and navigational and maritime perils; (ii) strikes, lockouts or other industrial disturbances (including strikes, lockouts or other industrial disturbances involving only the staff or business of the Party seeking to rely on the Force Majeure event); (iii) acts of war, civil disturbances, blockades, insurrections, riots, occupation of premises or facilities, terrorism, epidemics; or (iv) any law, order, rule, regulation, act, restraint, omission or failure to act of any governmental body or authority, civil or military (whether or not in fact legally valid).

“French Administration” shall mean the French Administration and any agency thereof.

“Government Approval” shall have the meaning ascribed to it in Section 4.1(b).

“Gross Acreage” shall equal the gross acreage attributable to the Permits for which a Working Interest Assignment has become effective under Section 4.1 or permits for which Hess acquires a working interest pursuant to Section 5.

“Hess” shall have the meaning ascribed to it in the preamble.

“Hess Money Spent” shall mean money spent by Hess in fulfillment of the Work Program, which shall be calculated in accordance with the specifications set forth in Annex A.

“Hess Revenue” shall mean Hess’s monthly revenue from production on the Gross Acreage.

“Management Committee” shall have the meaning ascribed to it in Section 3.2(a).

“Non-Acquiring Party” shall have the meaning ascribed to it in Section 5.2.

“Non-Wholly Owned Pending Permits” shall mean the pending Permits listed in Exhibit H.

“Non-Wholly Owned Permits” shall mean the Permits listed in Exhibit F.

“OECD Convention” shall mean the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.

“Offered Interest” shall have the meaning ascribed to it in Section 5.2.

“Organizational Rules” shall mean the organizational rules of the Management Committee set forth in Exhibit D.

“Original Working Interests” shall have the meaning ascribed to it in the recitals.

“Participation Agreements” shall have the meaning ascribed to it in Section 4.3(c).

“Party” or “Parties” shall have the meaning ascribed to it in the preamble.

“Permits” shall have the meaning ascribed to it in the recitals.

“Phase 1” shall mean the period of time between the date hereof and the Phase 1 Completion Deadline.

“Phase 1 Completion Date” shall have the meaning ascribed to it in Section 3.3(c).

“Phase 1 Completion Deadline” shall mean the last day of the thirty (30)-month period following the date on which Government Approval (or refusal, as the case may be) for all the Wholly Owned Permits is obtained.

“Phase 1 Completion Notice” shall have the meaning ascribed to it in Section 3.3(c).

“Phase 1 Work” shall mean the exploration, appraisal and/or development activities described under Phase 1 of the Work Program.

“Phase 2” shall mean the thirty six (36)-month period commencing on the calendar day following the earlier of the Phase 1 Completion Deadline or the date on which the Parties agree in accordance with Section 3.3(c) that Hess Money Spent during Phase 1 equals or exceeds $50,000,000 (fifty million dollars).

“Phase 2 Completion Date” shall have the meaning ascribed to it in Section 3.5(b).

“Phase 2 Completion Deadline” shall mean the last day of the thirty six (36)-month period from the date on which Phase 2 commenced.

“Phase 2 Completion Notice” shall have the meaning ascribed to it in Section 3.5(b).

“Phase 2 Work” shall mean the exploration, appraisal and/or development activities described under Phase 2 of the Work Program.

“Production Success Fee” shall have the meaning ascribed to it in Section 8.2(a).

“Production Success Fee Cap” shall have the meaning ascribed to it in Section 8.2(c).

“Production Trigger” shall have the meaning ascribed to it in Section 8.2(a).

“Proposed Application Interest” shall have the meaning ascribed to it in Section 5.4.

“Proposed Reserves” shall have the meaning ascribed to it in Section 8.1(c).

“Proved Developed Reserves” shall have the meaning ascribed to such term by Rule 4—10(a) of Regulation S—X promulgated by the SEC.

“Received” shall have the meaning ascribed to it in Section 13.1.

“Reserves” shall mean the Proved Developed Reserves attributable to the Original Working Interests in the Permits and the Proved Developed Reserves attributable to the interests acquired by Hess and Toreador pursuant to Section 5.

“Reserves Success Fee” shall have the meaning ascribed to it in Section 8.1(a).

“Reserves Success Fee Cap” shall have the meaning ascribed to it in Section 8.1(e).

“Resulting Working Interest” shall mean Hess’s working interest in a Permit equal to Hess Money Spent during Phase 1 divided by $120,000,000 (one hundred twenty million dollars) and then multiplied by 50% and then multiplied by the Original Working Interest in such Permit (provided that no Resulting Working Interest shall under any circumstances exceed 50% of the Original Working Interest) (collectively, the “Resulting Working Interests”).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Tax Authority” shall mean any local, municipal, governmental, state, federal or other fiscal, customs or excise authority with responsibility for or competent to impose, collect or administer any form of tax.

“Toreador” shall have the meaning ascribed to it in the preamble.

“Transaction Costs” shall have the meaning ascribed to it in Section 5.2.

“Transfer Working Interest” shall mean 50% of an Original Working Interest (collectively, the “Transfer Working Interests”).

“VAT” shall mean value added tax imposed in any member state of the European Union, including France, pursuant to the EC Council Directive 2006/112 on the common system of value added tax and national legislation, including French legislation, implementing that Directive together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it.

“Wholly Owned Pending Permits” shall mean the pending Permits listed in Exhibit G.

“Wholly Owned Permits” shall mean the Permits listed in Exhibit E.

“Work Program” shall mean the work program attached hereto as Exhibit B.

“Working Interest Assignments” shall have the meaning ascribed to it in Section 4.1(a).

“Working Interest Balance” shall mean the working interest in each Permit equal to the Transfer Working Interest minus the Resulting Working Interest.

2.             ACQUISITION FEE

2.1           As a result of Hess acquiring up to 50% of the Original Working Interests on the terms and conditions set forth herein, Hess agrees to pay to Toreador within thirty (30) calendar days of execution of this Agreement, $15,000,000 (fifteen million dollars) increased by applicable VAT at the current standard rate of 19.6% (the “Acquisition Fee”) by wire transfer of immediately available funds to a bank account previously designated by Toreador in writing.

3.             WORK PROGRAM

3.1           Subject to the terms and conditions of this Agreement, Hess agrees to be delegated the financing and carrying out of the Work Program and to expend $120,000,000 (one hundred twenty million dollars) with respect to the Work Program, carrying Toreador 100% in respect thereof, meaning, for the avoidance of doubt, that Toreador shall not be responsible for any cost or expense related thereto, provided, that, all costs and expenses incurred in excess of $120,000,000 (one hundred twenty million dollars) shall be borne by Toreador and Hess in accordance with the relevant Participation Agreement.

3.2           Management Committee.

(a)   To provide for the overall supervision and direction of the Work Program, the Parties shall establish a management committee (the “Management Committee”) of four (4) persons composed of representatives of each of Toreador and Hess.  The Management Committee shall act in accordance with the Organizational Rules.

(b)   Each of Toreador and Hess shall appoint two (2) representatives and one (1) alternate representative to serve on the Management Committee with initial composition as set forth in the Organizational Rules.  Each Party shall have the right to change any of its representatives or alternate at any time by giving written notice of such change to the other Party.  During Phase 1 and Phase 2, the chairman of the Management Committee shall be one of Toreador’s members of the Management Committee until Hess becomes operator of record for any of the Permits and thereafter a Hess member shall serve as the chairman. Following Phase 2, the chairman position shall rotate annually.

(c)   Subject to the Organizational Rules, the Management Committee shall have the power and duty to determine the operations that are necessary or desirable to fulfill the Work Program in accordance with this Agreement. The Management Committee will determine and approve the budget for the Permits under the Work Program.

(d)   The Management Committee may establish such advisory sub-committees as it considers desirable from time to time.  The Management Committee shall provide each sub-committee with written terms of reference and any such sub-committee shall be subject to such procedures as the Management Committee may determine.

3.3           Phase 1 Working Interests.

(a)   Phase 1 shall commence on the date hereof.

(b)   The Parties shall use reasonable endeavors to allow Hess to spud the first well under the Work Program by December 31, 2010, the second well by March 31, 2011 and the third well by June 30, 2011.  The 2010 budget and the proposed 2010-2012 timeline for the Work Program are set forth in Exhibit C.

(c)   Phase 1 shall be deemed to be completed when Hess Money Spent during Phase 1 equals $50,000,000 (fifty million dollars) (as agreed by the Parties in accordance with this provision, the “Phase 1 Completion Date”), provided that the Phase 1 Completion Date shall be no later than the Phase 1 Completion Deadline.  Upon Hess’s determination that Hess Money Spent during Phase 1 equals or exceeds $50,000,000 (fifty million dollars), Hess shall deliver prompt written notice (the “Phase 1 Completion Notice”) to Toreador setting forth in detail the specifics of the Phase 1 Work performed and its proposed calculation of the Hess Money Spent in respect thereof.  Toreador shall have forty-five (45) calendar days from receipt of the Phase 1 Completion Notice to deliver notice to Hess of any objection to the contents thereof.  Any dispute relating to the determination of Hess Money Spent during Phase 1 shall be resolved in accordance with Section 14.3. For the avoidance of doubt, Hess Money Spent shall continue to be calculated until the Phase 1 Completion Deadline for purposes of Section 3.5(b) and for purposes of calculating the Resulting Working Interest pursuant to Section 3.4(b) and Section 3.5(c).  At any time during Phase 1, Toreador shall have the right at its cost to audit the Hess Money Spent during Phase 1.

(d)   Subject to Section 3.3(e), in the event Hess Money Spent does not equal or exceed $50,000,000 (fifty million dollars) by the Phase 1 Completion Deadline: (i) Hess shall not be entitled to maintain any portion of the Transfer Working Interests, (ii) Hess shall hereby assign, and as promptly as practicable take any and all other action required to assign, back to Toreador the Transfer Working Interests (provided, that, the Working Interest Assignments contemplated by Section 4 have been completed) and, if Hess is then a Co-Titleholder of a

Permit, Hess shall as promptly as practicable take any and all action to surrender title in the Permits, (iii) Hess shall no longer be, and shall lose its election to become, operator under any of the Permits and (iv) Toreador may terminate this Agreement upon the completion of the Parties’ existing obligations with respect to the transfer back to Toreador of the Transfer Working Interests and the surrender by Hess of title in the Permits.  For the avoidance of doubt, no payment or any other consideration shall be due to Hess as a result of this Section 3.3(d).  Toreador shall not be entitled to any remedy under French law or under this Agreement other than the remedy set out in this Section 3.3(d) unless in the event of gross negligence, fraud or wilful misconduct.

(e)   In the event Hess Money Spent does not equal or exceed $50,000,000 (fifty million dollars) by the Phase 1 Completion Deadline for reasons which are beyond Hess’s control and which can be qualified as Force Majeure, the Phase 1 Completion Deadline shall, subject to the terms of this provision, be extended for the period of time for which Phase 1 has been suspended because Hess has been prevented or hindered from completing Phase 1 Work as a result of Force Majeure.  In order to claim Force Majeure Hess shall notify Toreador in writing of the Force Majeure promptly after the occurrence of the facts relied on and shall keep Toreador informed in writing of all significant developments.  Such notice shall give reasonably detailed particulars of the Force Majeure and also estimate the period of time which Hess reasonably believes will be required to remedy the Force Majeure. Hess shall use commercially reasonable efforts to remove or overcome the Force Majeure situation as promptly as possible.  If the period of time for which a Force Majeure is continuing exceeds six (6) months and Toreador is able to perform, or cause the performance of, the work required under the Work Program, Toreador may, in its sole discretion, be entitled to perform, or cause to be performed, such work at the sole cost and expense of Hess.

3.4           Option to Proceed to Phase 2.

(a)   Upon the Phase 1 Completion Date, Hess shall have the option to proceed to Phase 2.  Hess shall notify Toreador in writing (an “Election Notice”) at any time after the Phase 1 Completion Date, but no later than fifteen (15) calendar days prior to the Phase 1 Completion Deadline, of its election whether it so elects to proceed with Phase 2.  Such election shall be conditioned on the agreement of the Parties in accordance with Section 3.3(c) that Hess Money Spent during Phase 1 equals or exceeds $50,000,000 (fifty million dollars) (if such agreement has not been reached prior to the date of the Election Notice).  There shall be no penalty to Hess (including, for the avoidance of doubt, any requirement to incur any future expenditures under this Agreement, other than in accordance with the terms and conditions of the Participation Agreements) solely for an election by Hess to not enter Phase 2.  A failure by Hess to timely provide an Election Notice shall be deemed an election by Hess not to proceed to Phase 2.

(b)   If the Parties agree in accordance with Section 3.3(c) that the Phase 1 Completion Date has occurred and Hess has elected (or deemed to have elected) not to proceed to Phase 2: (i) Hess shall maintain the Resulting Working Interest in each of the Permits, (ii) Hess shall hereby assign, and as promptly as practicable take any and all other action required to assign, back to Toreador the Working Interest Balance (provided, that, the Working Interest Assignments contemplated by Section 4 have been completed), (iii) Hess shall no longer be, and shall lose its election to become, operator under any of the Permits and (iv) Toreador may terminate this Agreement upon the completion of the Parties’ existing obligations with respect to the Working Interest Assignments and the grant of title to the Permits.  For the avoidance of doubt, no payment or any other consideration shall be due to Hess as a result of this Section 3.4(b).

3.5           Phase 2 Working Interest.

(a)   If Hess elects to proceed to Phase 2, Phase 2 shall commence upon the calendar day following the earlier of the Phase 1 Completion Deadline or the date on which Hess Money Spent during Phase 1 equals or exceeds $50,000,000 (fifty million dollars) as determined in accordance with Section 3.3(c).

(b)   Phase 2 shall be deemed to be completed when Hess Money Spent during Phase 2 equals $70,000,000 (seventy million dollars) (less, Hess Money Spent during Phase 1 in excess of $50,000,000 (fifty million dollars), if any) (as agreed by the Parties in accordance with this provision, the “Phase 2 Completion Date”), provided, that, the Phase 2 Completion Date shall be no later than the Phase 2 Completion Deadline.  Upon Hess’s determination that Hess Money Spent during Phase 2 equals $70,000,000 (seventy million dollars) (as may be adjusted pursuant to this Section 3.5(b)), Hess shall deliver prompt written notice to Toreador setting forth in detail its proposed calculation of the Hess Money Spent during Phase 2 (the “Phase 2 Completion Notice”).  Toreador shall have forty-five (45) calendar days from receipt thereof to deliver to Hess notice of any objection to the calculation of Hess Money Spent during Phase 2 as set forth in the Phase 2 Completion Notice.  Any dispute relating to the determination of whether Hess Money Spent during Phase 2 equals $70,000,000 (seventy million dollars) (as may be adjusted pursuant to this Section 3.5(b)) shall be resolved in accordance with Section 14.3.  At any time during Phase 2, Toreador shall have the right at its cost to audit the proposed Hess Money Spent during Phase 2.

(c)   Subject to Section 3.5(d), in the event Hess Money Spent does not equal $70,000,000 (seventy million dollars) (as may be adjusted pursuant to Section 3.5(b)) by the Phase 2 Completion Deadline: (i) Hess shall maintain its Resulting Working Interests, (ii) Hess shall hereby assign, and as promptly as practicable take any and all other action required to assign, back to Toreador the Working Interest Balance (provided, that, the Working Interest Assignments contemplated by Section 4 have been completed), (iii) Hess shall no longer be, and shall lose its election to become, operator under any of the Permits and (iv) Toreador may terminate this Agreement upon the completion of the Parties’ existing obligations with respect to the Working Interest Assignments and the grant of title to the Permits.  For the avoidance of doubt, no payment or any other consideration shall be due to Hess as a result of this Section 3.5(c).  Toreador shall not be entitled to any remedy under French law or under this Agreement other than the remedy set out in this Section 3.5(c) unless in the event of gross negligence, fraud or wilful misconduct.

(d)   In the event Hess Money Spent does not equal or exceed $70,000,000 (seventy million dollars) (as may be adjusted pursuant to Section 3.5(b)) by the Phase 2 Completion Deadline for reasons which are beyond Hess’s control and which can be qualified as Force Majeure, the Phase 2 Completion Deadline shall, subject to the terms of this provision, be extended for the period of time for which Phase 2 has been suspended because Hess has been prevented or hindered from completing Phase 2 Work as a result of Force Majeure.  In order to claim Force Majeure Hess shall notify Toreador in writing of the Force Majeure promptly after the occurrence of the facts relied on and shall keep Toreador informed in writing of all significant developments.  Such notice shall give reasonably detailed particulars of the Force Majeure and also estimate the period of time which Hess reasonably believes will be required to remedy the Force Majeure. Hess shall use commercially reasonable efforts to remove or overcome the Force Majeure situation as promptly as possible.  If the period of time for which a Force Majeure is continuing exceeds six (6) months and Toreador is able to perform, or cause the performance of, the work required under the Work Program, Toreador may, in its sole discretion, be entitled to perform, or cause to be performed, such work at the sole cost and expense of Hess.

(e)   Following the Phase 2 Completion Date, Toreador and Hess shall bear the costs of any subsequent exploration, appraisal and development activity in relation to the Permits in accordance with the relevant Participation Agreement.

3.6           Enforcement of Transfer-Back Obligations.  For purposes of Sections 3.3(d), 3.4(b) and 3.5(c), Hess hereby grants to Toreador an irrevocable mandate for Toreador to act in the name, and on behalf of, Hess, and at Hess’s expense, in order to take any actions to complete the transfer back to Toreador of the Transfer Working Interests or the Working Interest Balance (including pursuant to the terms of the relevant Participation Agreement) and the surrender of title to the Permits as may be required by Sections 3.3(d), 3.4(b) and 3.5(c).  Hess acknowledges that Toreador is entering into this Agreement in consideration that Hess is irrevocably bound by such transfer obligations under the terms and conditions of Sections 3.3(d), 3.4(b) and 3.5(c) and hereby irrevocably waives its right to revoke these transfer obligations and renounces the provisions of Article 1142 of the French Civil Code. As a result, the Parties agree that should Hess fail to perform such transfer obligations in accordance with Sections 3.3(d), 3.4(b) and 3.5(c), Toreador shall be entitled to obtain enforcement (exécution forcée) of such transfer obligations, without prejudice to its right to obtain damages for loss suffered from this failure by Hess to perform such transfer-back obligation.

4.             ASSIGNMENT OF WORKING INTERESTS, GRANT OF TITLE AND PARTICIPATION AGREEMENTS

4.1           Assignment of Transfer Working Interests.

(a)   Subject to the terms and conditions of this Agreement, including, without limitation Sections 3.3, 3.5 and this Section 4.1, by the Parties’ execution of this Agreement, Toreador hereby assigns to Hess, and Hess agrees to accept, the Transfer Working Interests (such assignments, the “Working Interest Assignments”).

(b)   As promptly as practicable but no later than seven (7) calendar days following the date hereof, the Parties shall notify the French Administration of this Agreement.  Each Working Interest Assignment shall be subject to the approval or deemed approval by the French Administration within sixty (60) calendar days of submission thereof (or such extended period as may be advised by the French Administration in writing) (each such approval, a “Government Approval”).  The Parties shall cooperate to submit to the French Administration any other supporting documentation as may be required by the French Administration in order to obtain the

Government Approvals, including, without limitation, a copy of this Agreement (or a French translation or French summary thereof in an agreed form) and any documentation required by the French Administration to evaluate the financial capacities of Hess.

(c)   In the case of each Wholly Owned Permit, the Working Interest Assignment shall be subject to, and effective on the date of, the Government Approval for such Wholly Owned Permit.

(d)   In the case of each Non-Wholly Owned Permit, the Working Interest Assignment shall be subject to, and effective on the date of the last to occur of: (i) the Government Approval for such Non-Wholly Owned Permit, (ii) the waiver by the other party or parties thereto of their preemptive rights (if any) with respect to such Working Interest Assignment and (iii) the execution by Hess, Toreador and such other party or parties of an amendment and novation of the existing participation agreement between Toreador and such other party or parties governing the operations on such Non-Wholly Owned Permit to reflect Hess’s Transfer Working Interest.

(e)   In the case of each Wholly Owned Pending Permit, the Working Interest Assignment shall be subject to, and effective on the date of the last to occur of: (i) the Government Approval for such Wholly Owned Pending Permit and (ii) the grant by the French Administration of the Wholly Owned Pending Permit to Toreador.

(f)    In the case of each Non-Wholly Owned Pending Permit, the Working Interest Assignment shall be subject to, and effective on the date of the last to occur of: (i) the Government Approval for such Non-Wholly Owned Pending Permit, (ii) the grant by the French Administration of the Non-Wholly Owned Pending Permit to Toreador and such other party or parties and (iii) the execution by Hess, Toreador and such other party or parties of a participation agreement governing the operations on such Non-Wholly Owned Pending Permit.

(g)   Toreador and Hess shall each use its commercially reasonable efforts to obtain the satisfaction of each of the conditions set forth in Sections 4.1(c), (d), (e) and (f), and a Party shall provide prompt written notice to the other Party when any of such conditions has been satisfied.

4.2           Grant of Title to Permits.

(a)   Promptly upon the effectiveness of the Working Interest Assignment in a Wholly Owned Permit in accordance with Section 4.1(c), the Parties shall execute and submit to the French Administration a demande de mutation (including a convention de mutation).

(b)   Promptly upon the effectiveness of the Working Interest Assignment in a Non-Wholly Owned Permit in accordance with Section 4.1(d), the Parties shall execute, and shall use commercially reasonable efforts to cause the other party or parties to the Non-Wholly Owned Permit to execute, and submit to the French Administration a demande de mutation (including a convention de mutation).

(c)   Promptly upon the effectiveness of the Working Interest Assignment in a Wholly Owned Pending Permit in accordance with Section 4.1(e), the Parties shall execute and submit to the French Administration a demande de mutation (including a convention de mutation),

(d)   Promptly upon the effectiveness of the Working Interest Assignment in a Non-Wholly Owned Pending Permit in accordance with Section 4.1(f), the Parties shall execute, and shall use commercially reasonable efforts to cause the other party or parties to the Non-Wholly Owned Pending Permit to execute, and submit to the French Administration a demande de mutation (including a convention de mutation).

(e)   The Parties shall cooperate to submit to the French Administration any other supporting documentation as may be required by the French Administration in order for Hess to become a Co-Titleholder in the Permits.

(f)    Grant of title to the Permits to reflect Hess as a co-titleholder in a Permit (a “Co-Titleholder”) shall be effective on the date of the publication of the grant of such title in the Journal Officiel de la République Française.

4.3           Participation Agreements.

(a)   Promptly upon the effectiveness of the Working Interest Assignment in a Wholly Owned Permit in accordance with Section 4.1(c), Toreador and Hess shall create a société en participation in respect to, and enter into and execute an individual participation agreement to govern the operations on, such Wholly Owned Permit in the form attached hereto as Exhibit I, and an accounting procedure, the form of which is attached hereto as Exhibit J.

(b)   Promptly upon the effectiveness of the Working Interest Assignment in a Wholly Owned Pending Permit in accordance with Section 4.1(e), Toreador and Hess shall create a société en participation in respect to, and enter into and execute an individual participation agreement for the exploration of, and to govern the operations on, such Wholly Owned Pending Permit in the form attached hereto as Exhibit I, and an accounting procedure, the form of which is attached hereto as Exhibit J.

(c)   The participation agreements referred to in Sections 4.1(d), 4.1(f), 4.3(a) and 4.3(b) shall be herein referred to collectively as the “Participation Agreements,” and each, a “Participation Agreement.”  Subject to Section 15.9, each Participation Agreement shall govern the operations on the relevant Permit and the Parties’ obligations with respect thereto.

(d)   Upon the French Administration granting Hess title to a Permit in accordance with Section 4.2, the Parties shall cooperate to submit the relevant Participation Agreement to the French Administration as soon as reasonably practicable.

(e)   The Parties undertake to agree and finalize the forms of acknowledgement agreement and special agreement on the basis of the documents attached hereto as Exhibit K and Exhibit L, respectively.  Should the Parties fail to agree on the form of such agreements within sixty (60) calendar days of the date hereof, the acknowledge agreement and the special agreement attached hereto as Exhibit K and Exhibit L, respectively, shall be deemed to be agreed by the Parties.

5.                                       AREA OF MUTUAL INTEREST

5.1                                 The Parties have designated an area of mutual interest as set forth on Annex B (the “Area of Mutual Interest”).

5.2                                 Subject to Section 5.4, from the date hereof and until this Agreement terminates, if any Party or any of its respective Affiliates (the “Acquiring Party”) directly or indirectly acquires or agrees to acquire a permit in the Area of Mutual Interest or any working interest or other interest or any contract right, including pursuant to a farm-in agreement, related thereto (each, an “Acquired Interest”), the Acquiring Party shall offer in writing to the other Party (the “Non-Acquiring Party”) within thirty (30) calendar days of the acquisition of such exploration permit in respect of such Acquired Interest or the execution of an agreement to acquire such Acquired Interest, the right to acquire 50% in the Acquired Interest (the “Offered Interest”) on the same terms and conditions by which the Acquiring Party has acquired or will acquire the Acquired Interest, including (x) the consideration paid by the Acquiring Party and (y) the Acquiring Party’s reasonable out-of-pocket costs and expenses directly incurred in connection with the acquisition of the Acquired Interest (the “Transaction Costs”).  The Non-Acquiring Party shall provide written notice to the Acquiring Party within thirty (30) calendar days after receipt of such notice as to the Non-Acquiring Party’s election as to whether it will acquire the Offered Interest on such terms and conditions.  Failure of the Non-Acquiring Party to timely provide such notice shall be deemed an election by the Non-Acquiring Party not to acquire the Offered Interest.

5.3                                 Upon (x) the Non-Acquiring Party’s timely election to acquire the Offered Interest and (y) reimbursement by the Non-Acquiring Party of (i) 50% of the consideration paid by the Acquiring Party and (ii) 50% of the Transaction Costs, the Acquiring Party shall as promptly as reasonably practicable effect the transfer of the Offered Interest to the Non-Acquiring Party.

5.4                                 Notwithstanding the above, if, from the date hereof and until this Agreement terminates, an Acquiring Party intends or proposes to make an application to the French Administration for a permit (the “Proposed Application Interest”), then the Acquiring Party must give notice in writing to the Non-Acquiring Party of its intention to apply for such Proposed Application Interest and the proposed terms and conditions thereof and shall offer the Non-Acquiring Party the opportunity to join the Acquiring Party in applying for the Proposed Application Interest.  The Non-Acquiring Party shall provide written notice to the Acquiring Party within thirty (30) calendar days after receipt of such notice as to the Non-Acquiring Party’s election as to whether it will join the Acquiring Party in submitting an application to obtain the Proposed Application Interest.  Failure of the Non-Acquiring Party to timely provide such notice shall be deemed an election by the Non-Acquiring Party not to join the Acquiring Party in submitting an application to obtain the Proposed Application Interest. If the Non-Acquiring Party elects not to join the Acquiring Party in making such an application, Section 5.2 shall not apply; provided, however, that if the French Administration subsequently proposes a substantive change to the application, then the Acquiring Party must give a new notice to the Non-Acquiring Party in accordance with this Section 5.4.

5.5                                 Any permit jointly obtained in accordance with this Section 5 shall be subject to the terms and conditions of this Agreement, including, without limitation for purposes of Section 8.

6.                                       TERMINATION

6.1                                 If Government Approval is refused for each and every Wholly Owned Permit, this Agreement shall immediately terminate, unless otherwise agreed by the Parties, and Toreador shall repay to Hess within thirty (30) calendar days the Acquisition Fee by wire transfer of immediately available funds to a bank account designated by Hess in writing.  The Working Interest Assignments shall thereafter have no force or effect, and Hess shall have no Transfer Working Interest whatsoever in the Permits and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Toreador retroactive to the date of this Agreement.

6.2                                 If Government Approval is obtained for at least one but not all the Wholly Owned Permits, Hess shall have the right, but not the obligation, to terminate this Agreement by providing written notice to Toreador, such right of termination expiring fifteen (15) calendar days after the date on which Government Approval (or refusal, as the case may be) for the last of the Wholly Owned Permits is obtained.  If Hess exercises such termination right, Toreador shall, within ninety (90) calendar days after such termination of this Agreement, reimburse Hess for (a) Hess Money Spent until the date on which Government Approval (or refusal, as the case may be) for the last of the Wholly Owned Permits is obtained (with interest calculated as EUROLIBOR three (3) months rate plus four (4.0) percentage points) and (b) the Acquisition Fee, by wire transfer of immediately available funds to a bank account designated by Hess in writing.  The Working Interest Assignments shall have no force or effect, and Hess shall thereafter have no Transfer Working Interest whatsoever in the Permits and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Toreador retroactive to the date of this Agreement.

6.3                                 Subject to Sections 3.3(e) and 3.5(d), Toreador may terminate this Agreement if (a) Hess Money Spent does not equal or exceed $50,000,000 (fifty million dollars) by the Phase 1 Completion Deadline, (b) Hess does not elect to proceed to Phase 2, or (c) Hess Money Spent does not equal $70,000,000 (seventy million dollars) (as may be adjusted pursuant to Section 3.5(b)) by the Phase 2 Completion Deadline, provided, that, in the case of (b) or (c) above, (x) the Working Interest Assignments contemplated by Section 4, and, as the case may be, transfer back obligations referred to in Section 3, have been completed and (y) each Participation Agreement shall remain in full force and effect thereafter in accordance with its terms.

6.4                                 Unless earlier terminated by (a) mutual written agreement of both Parties, (b) under Section 6.1, (c) by Toreador under Section 6.3 or (d) by Hess under Section 6.2, this Agreement shall terminate ten (10) years after the date hereof, provided that each Participation Agreement shall remain in full force and effect thereafter in accordance with its terms to the extent applicable.

6.5                                 Sections 8, 11, 12, 13, 14 and 15 shall survive any termination of this Agreement.

7.                                       OPERATORSHIP

7.1                                 Toreador shall remain the operator of record of such Permits for which it is operator until such time as Hess has become a Co-Titleholder of such Permit. Upon Hess becoming a Co-Titleholder of a Permit, Hess may, subject to Section 7.4 below, elect to become the operator of record of such Permit. If Hess so elects to become operator, it shall provide Toreador with written notice specifying the Permit(s) on which Hess wishes to become operator, and Toreador shall thereafter resign as operator of such Permits in accordance with the provisions of the relevant Participation Agreement. Upon receiving such notice, Toreador and Hess shall cooperate to submit to the French Administration such documentation as may be required by the French Administration in order to effect such transfer of operatorship.  For the avoidance of doubt, no payment nor any other consideration shall be due to Toreador as a result of Toreador’s ceasing to be the operator of the Permits.

7.2                                 Until such time as Hess is the operator of record on each Wholly-Owned Permit and, as the case may be, each Wholly-Owned Pending Permit which would be granted by the French Administration, Toreador shall delegate to Hess the operator’s duties and powers relating to the monitoring and carrying out of drilling activities in the Permit’s acreage as well as other geological and geophysical activities related to such drilling and such other duties and powers as determined by the Management Committee.

7.3                                 If (a) Hess Money Spent does not equal or exceed $50,000,000 (fifty million dollars) by the Phase 1 Completion Deadline, (b) Hess does not elect to proceed to Phase 2, or (c) Hess Money Spent does not equal $70,000,000 (seventy million dollars) (as may be adjusted pursuant to Section 3.5(b)) by the Phase 2 Completion Deadline, Hess shall no longer be, and shall lose its election to become, operator under any of the Permits.  If Hess is then an operator on any Permit, it shall immediately resign as operator, and operatorship shall revert to Toreador  in accordance of the provisions of the relevant Participation Agreement.  For the avoidance of doubt, no payment nor any other consideration shall be due to Hess as a result of Hess’s ceasing to be the operator of the Permits.

7.4                                 The Parties shall use commercially reasonable efforts to have Hess appointed as operator of the Non-Wholly Owned Permits and Non-Wholly Owned Pending Permits.

8.                                       SUCCESS FEES

8.1                                 Reserves Success Fee.

(a)          Hess shall pay Toreador a success fee (the “Reserves Success Fee”) of $1.00 per bbl of Reserves as agreed by the Parties in accordance with Section 8.1(c).

(b)         The Reserves Success Fee shall be calculated and payable annually.  Beginning with the second year the Reserves Success Fee may be payable, the Reserves Success Fee shall be payable only in respect of Reserves additions booked in excess of the Reserves from the previous year.  In no event shall the Reserves Success Fee be less than $0 (zero dollars).

(c)          Within sixty (60) calendar days following Hess’s fiscal year-end, Hess shall provide Toreador with a written notice setting forth its proposed Reserves (consistent with its annual reserves report filed with the SEC if it is, at that time, required to file an annual report with the SEC) (the “Proposed Reserves”).  Toreador shall have thirty (30) calendar days from receipt thereof to deliver notice to Hess of any objection to the Proposed Reserves; thereafter, Toreador may, at its sole cost, engage either Degolyer & MacNaughton or Ryder Scott Petroleum Consultants to complete an evaluation of the Reserves, such conclusion to be final and binding on the Parties for the purposes of calculating the Reserves Success Fee.  If Toreador fails to timely provide notice of an objection to the Proposed Reserves, the Proposed Reserves shall be the Reserves for purposes of this Section 8.1.

(d)         The Reserves Success Fee shall be payable by Hess within thirty (30) calendar days of agreement by the Parties of the Reserves in accordance with Section 8.1(c) by wire transfer of immediately available funds to a bank account designated by Toreador in writing.

(e)          Subject to Section 8.3, the Reserves Success Fee shall be payable by Hess to Toreador for so long as, and until, Hess has paid $80,000,000 (eighty million dollars) (the “Reserves Success Fee Cap”) to Toreador in respect of its obligations under this Section 8.1.

8.2                                 Production Success Fee.

(a)          If gross production from within the Gross Acreage from which Hess is receiving any revenue, exceeds a rate of 20,000 bbl per day for thirty (30) consecutive calendar days (the “Production Trigger”), then Hess shall pay Toreador a production success fee (the “Production Success Fee”) equal to 10% (ten percent) of Hess Revenue.

(b)         The Production Success Fee shall be calculated and payable monthly, beginning with the first full calendar month following the Production Trigger.  The Production Success Fee shall be payable by Hess to Toreador within sixty (60) calendar days of each month-end by wire transfer of immediately available funds to a bank account designated by Toreador in writing, such payment to be accompanied by a detailed monthly statement setting forth Hess’s calculation of such month’s Production Success Fee.  Notwithstanding anything herein to the contrary, Toreador shall have the right to audit at its sole cost the accounts and records of Hess relating to the Production Success Fee for twenty four (24) months following receipt of a given monthly statement. Any dispute relating to the determination of the Production Success Fee shall be resolved in accordance with Section 14.3.

(c)          Subject to Section 8.3, the Production Success Fee shall be payable by Hess to Toreador until the earlier of thirty-six (36) months following the date the Production Trigger occurs or until Hess has paid to Toreador $50,000,000 (fifty million dollars) (the “Production Success Fee Cap”) in respect of its obligations under this Section 8.2.

8.3                                 Adjustment.  If, at the Phase 1 Completion Deadline, the Acreage Delivered is less than 90% of the Acreage Represented, then the Reserves Success Fee Cap and the Production Success Fee Cap shall each be reduced by the same percentage by which the Acreage Delivered falls below 90% of the Acreage Represented.  For example, if Acreage Delivered equals 966,450 gross acres, then Acreage Delivered would be 85% of the Acreage Represented.  Thus, the Reserves Success Fee Cap would be reduced by 5% (90%-85%=5%) or by $4,000,000 (four million dollars) to $76,000,000 (seventy six million dollars), and the Production Success Fee Cap would be reduced by 5% (90%-85%=5%) or $2,500,000 (two million five hundred thousand dollars) to $47,500,000 (forty seven million five hundred thousand dollars).

8.4                                 Transfer of Success Fee Obligations. Notwithstanding any other provision of this Agreement, Hess shall not sell, assign, farm out, transfer or otherwise dispose of or create any encumbrance over all or any part of its Transfer Working Interests unless the transferee agrees to be bound by the terms of this Section 8, and Hess shall be responsible for any failure by such transferee to comply with the terms hereof.

9.                                       TRANSFER RESTRICTIONS

9.1                                 From the date hereof and during Phase 1, Hess shall not sell, assign, farm out, transfer or otherwise dispose of or create any encumbrance over all or part of the Transfer Working Interests.

9.2                                 From the date hereof until the date on which Government Approval (or refusal, as the case may be) for the last of the Wholly Owned Permits is obtained, Toreador shall not assign, farm out, transfer or sell all or part of the Original Working Interest to a third party.

9.3                                 From the date hereof until the Phase 2 Completion Date, if a Party wishes to transfer a working interest in a Non-Wholly Owned Permit or a Non-Wholly Owned Pending Permit to any other party to a Participation Agreement for such Permit, it shall send to the other Party a written notice in connection with such contemplated transfer and the Parties shall enter into good faith discussions in relation to agreeing terms and conditions for such contemplated transfer.  If the Parties fail to agree within sixty (60) calendar days from the receipt of such notice, the Party wishing to make such transfer to such other party shall be permitted to do so.

9.4                                 From the date hereof until the Phase 2 Completion Date, Toreador shall not transfer or assign more than 40% (forty percent) of the Original Working Interest in a Permit.

9.5                                 During Phase 2, Hess shall only be permitted to assign an interest in each Permit up to the Resulting Working Interest.

9.6                                 Notwithstanding the above, a Party shall be entitled to assign or transfer all or part of its interest in a Permit to an Affiliate, provided, that, such Party shall also assign its corresponding rights and obligations pursuant to this Agreement.

9.7                                 Subject to the other provisions in this Section 9, the relevant Participation Agreement shall govern the terms of any proposed assignment, farm-out, transfer or sale of a working interest in any Permit by either Party, including any preemptive right.

10.                                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

10.1                           Toreador Representations and Warranties.  Toreador makes the following representations and warranties as of the date hereof:

(a)          Toreador holds the rights to the Original Working Interests in the Wholly Owned Permits and Non-Wholly Owned Permits, free and clear of any liens, claims, burdens or encumbrances, other than (i) any preemptive or other rights set forth in the relevant participation agreement, a copy of which has been provided to Hess and (ii) the liens, claims, burdens or encumbrances in favor of the French Administration according to the terms of the Permits and applicable laws.  Each Wholly Owned Permit and Non-Wholly Owned Permit is in full force and effect and no notice of default, termination, or breach under such Wholly Owned Permit or Non-Wholly Owned Permit has been received by Toreador nor, to the best of its knowledge, any other party to a Non-Wholly Owned Permit.  Each Wholly Owned Permit or Non-Wholly Owned Permit, together with applicable laws, contains the entirety of the obligation of Toreador to the French Administration, and no other understanding or agreement exists between Toreador and the French Administration, in relation to the subject matter of such Wholly Owned Permit or Non-Wholly Owned Permit.

(b)         Toreador has provided Hess with a complete and correct copy of each Permit and the relevant participation agreement for each Non-Wholly Owned Permit. Where Toreador has provided any translation of a Permit, participation agreement or any related document, Toreador has done so as a courtesy to Hess, and Toreador makes no representation or warranty as to the accuracy of the translation.

(c)          Toreador is not party to any material litigation, arbitration or administrative proceeding that would prevent the consummation of Working Interest Assignments contemplated by this Agreement.

(d)         To the best of its knowledge, the Wholly Owned Permits have been owned and operated by Toreador in compliance in all material respects with applicable laws, including environmental laws, with respect to the operation of, and the abandonment of wells (if any) on, the Wholly Owned Permits.  To the best of its knowledge, no environmental claim has been commenced that is reasonably likely to be adversely determined against Toreador and which, if so determined, is likely to materially prejudice or endanger, in any manner, the Transfer Working Interests.

10.2                      Hess Representations and Warranties. Hess makes the following representations and warranties to Toreador as of the date hereof:

(a)          Hess or its Affiliates have sufficient technical capability, personnel and resources to fulfill Hess’s obligations under this Agreement in compliance with all applicable laws as well as applicable industry safety, health and environmental standards.

(b)         Hess or its Affiliates have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under this Agreement.

10.3                      Mutual Representations and Warranties.  Each Party makes the following representations and warranties to each other Party as of the date hereof:

(a)          Each Party is duly organized and validly existing under the laws of the jurisdiction where it is organized.  Each Party has all requisite corporate or other power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(b)         The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of its knowledge:

(i)             violate any applicable laws or regulations, judgment, decree or award;

(ii)          contravene the organizational documents of a Party; or

(iii)       result in a violation of a term or provision, or constitute a default or accelerate the performance of any obligation under any contract or agreement executed by a Party hereto, except, with respect to this Section 10.3(b)(iii), as would not have a material adverse effect.

(c)          Neither Party nor, to the best of its knowledge, its Affiliates or any person acting on its or their behalf has, in connection with the matters which are the subject of this Agreement, taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977 or the principles described in the OECD Convention.

10.4                      Indemnification.  The representations and warranties of the Parties in this Agreement shall survive for two (2) years from the date hereof. Each of the Parties agrees to indemnify and hold the other Party harmless for any claims, causes of action or liabilities, which arise out of the breach of any of the warranties and representations herein by the indemnifying Party.

10.5                      Disclaimer of Other Representations and Warranties.  Except for the representations and warranties explicitly made in this Agreement, Toreador makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials or with respect to any Permit, reserves or production rates now, heretofore, or hereafter furnished or made available to Hess in connection with this Agreement.

10.6                      In this Section 10 the phrase “to the best of its knowledge” shall mean that the statement is deemed to have been made after all reasonable enquiry in the context of this Agreement of those employees who have direct responsibility for the matter in question and might reasonably be expected to be in possession of information relevant to the same.

11.                                 TAX

11.1                           Tax Obligations.

(a)          The société en participation to be created in respect to each Permit shall be tax transparent for French tax purposes and (i) the identity of its partners shall be disclosed to the French tax authorities no later than by the end of the first fiscal quarter following the end of the fiscal year in which Hess becomes a partner in such société en participation and (ii) such partners shall be unlimited partners.

(b)         Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all obligations under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the French tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the laws or regulations or other government action, the Party that has actually benefited through a reduction in income or received additional tax benefits over the amount based on the share of each tax item actually received or borne by that respective Party, shall make a payment to the other Party to ensure that the other Party is in the same after tax position as if the income and all tax benefits with respect to the expenditure made by the Parties hereunder had been allocated by the French tax authorities to the Parties based on the share of each item actually received or borne by each Party. No payment shall be due by a Party under this Section 11.1(b) if the tax benefit of such Party does not result in a decrease of the corporate tax actually paid by such Party.

(c)          Hess shall be solely responsible for bearing any transfer taxes in connection with the acquisition of the Transfer Working Interests.

(d)         Where any VAT is or become chargeable in respect of any amounts due under this Agreement, such amounts shall be increased by a sum equal to the VAT so chargeable at the standard rate, currently 19.6%. For this purpose, any Party receiving a payment under this Agreement shall deliver a valid invoice to the Party making such payment, showing the amount of VAT payable under the applicable legislation.

(e)          If the Tax authority determines in writing that VAT is not due in respect of any payment made between the parties under this Agreement, then the Party having issued the relevant VAT invoice shall issue to the other Party a revised invoice and shall (i) use its best endeavors vis-à-vis the Tax authority to obtain a refund of the VAT initially paid to the Tax authority and (ii) reimburse such VAT to the other Party, provided that such VAT has been recovered from the Tax Authority

12.                                 CONFIDENTIALITY

12.1                           Except as otherwise provided in the Participation Agreements (which confidentiality provisions will prevail in the event of any conflict between Section 12 of this Agreement and the confidentiality provisions of any of the Participation Agreements), each Party agrees that all information disclosed under this Agreement or in connection with the Parties’ obligations hereunder, except information in the public domain or lawfully in possession of a Party prior to the date hereof, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of this Agreement and for a period of two years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

(a)          to an Affiliate provided the Affiliate is bound to the provisions of this Section 12.1 and the Party disclosing is responsible for the violation of an Affiliate;

(b)         to the French Administration or other government entity when required by a Permit;

(c)          to the extent such information is required to be furnished in compliance with applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(d)         to attorneys engaged, or proposed to be engaged, by any Party and such attorneys are bound by an obligation of confidentiality;

(e)          to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(f)            to a bona fide prospective transferee of a Party’s working interest, or portion thereof, to the extent appropriate in order to allow the assessment of such working interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(g)         to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(h)         to the extent such information must be disclosed pursuant to any rules or requirements of any government, government agency or commission or stock exchange having jurisdiction over such Party or its Affiliates;

(i)             to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(j)             to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

(k)          to a party to a Participation Agreement for a Permit (other than a Party) or to  the French Administration solely to the extent as may be required to satisfy the conditions detailed in Section 4.

12.2                           Disclosure as pursuant to Sections 12.1(e), 12.1(f) and 12.1(g) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Sections 12.1(e), 12.1(f) and 12.1(g)  whichever is applicable, with respect to the disclosing Party.

12.3                           The Parties shall not use, nor permit the use of, such confidential information for any other purpose other than for the transaction contemplated by this Agreement.

13.                                 NOTICES.

13.1                           Notices. All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English and in French for any notices which are sent to the French Administration) and delivered in person, by courier service or facsimile and properly addressed to the other Party.  Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Toreador Energy France S.C.S.
Address:  9 rue Scribe, 75009 Paris, France
Attention: Craig M. McKenzie
Facsimile: +33 1 47 03 33 71
Email:   cmckenzie@toreador.net
Telephone: +33 1 47 03 34 24

with a copy to:

Willkie Farr & Gallagher LLP
21-23. rue de la Ville l’Evêque
75008 Paris

Attn:	Laurent Faugérolas
Fax:	+ 33 1 40 06 96 06

Hess Oil France S.A.S

Address:  500 Dallas Street, Houston, TX 77002
Attention: Mr. J.W. Wesley
Facsimile: 1-713-609-5608
Email:   jwesley@hess.com
Telephone: 1-713-609-5876

14.                                 LAW AND DISPUTE RESOLUTION

14.1                           Governing Law.  This Agreement shall be governed by French law.  The Dispute Resolution clause, as regards both its validity, interpretation and its application and its termination or the consequences shall be governed by French law and, in particular, by the provisions of the French Civil Procedure Code.

14.2                           Dispute Resolution.

(a)          Subject to Section 14.3, the Parties shall attempt to resolve amicably any dispute that arises concerning this Agreement’s validity, interpretation, application, termination, rescission and the consequences thereof.  If a dispute arises and if the Parties fail to resolve it amicably within sixty (60) calendar days from its formal acknowledgement, notified by one of the Parties to the others, the dispute shall be submitted for arbitration and shall be handled in accordance with the arbitration rules of the International Chamber of Commerce in Paris, by three arbitrators, in accordance with these rules.  Any such arbitration shall take place in Paris.  The language of the arbitration hearings shall be the English language.

(b)         The arbitration decision shall be written and reasoned. It shall be drawn up in the forms required for its exequatur to be obtained. The arbitrators shall not act as amiables compositeurs (ex equo et bono).  The arbitration decision shall determine and divide between the Parties the costs of the arbitration proceedings, including the arbitrators’ fees.

(c)          The arbitration decision shall be the final judgment on the dispute. The Parties agree not to appeal the arbitration decision and not to oppose enforcement before a court or a governmental authority.

(d)         A Party that, as a result of its refusal to execute the arbitration decision forces the other Party to initiate legal proceedings to obtain the execution thereof, shall bear all of the expenses of the execution procedure.

(e)          If arbitration proceedings are initiated, such proceedings shall not suspend or modify in any way the Parties’ obligations under this Agreement, until the arbitration decision has been rendered.

(f)            A Party may apply to any competent judicial authority for interim or conservatory relief.  The application for such measures or for the enforcement of such measures ordered by the arbitrators shall not be deemed an infringement or waiver of the agreement to arbitrate and shall not affect the powers of the arbitrators.

14.3                           Expert Provisions.  Should the Parties fail to agree on any matters arising pursuant to Sections 3.3(c), 3.5 or 8.2(b) within forty five (45) calendar days, either Party shall have the right to refer the dispute to an independent internationally recognized accounting firm reasonably satisfactory to Toreador and Hess (the “Expert”), in which case the provisions of this Section 14.3 shall apply.

(a)          If the Parties cannot reach agreement on the selection of an Expert within fourteen (14) calendar days from the date of request then an Expert shall be appointed by the Institute of Chartered Accountants in England & Wales;

(b)         No Expert shall have any interest or duty which is in conflict with the function of Expert;

(c)          The Expert shall establish the procedure to be followed, subject as provided herein;

(d)         The Expert shall issue a preliminary decision in respect of the matter in dispute within a period of one (1) month commencing from the day he/she agrees to act. Each Party shall have the right, within fourteen (14) calendar days of receipt of the Expert’s preliminary decision, to make further submissions to the Expert for his consideration. The Expert shall issue a final decision on the matter no later than twenty eight (28) calendar days from the date of the preliminary decision. As long as the Expert shall not have issued its decisions, the Parties will be able to reach an agreement, which will terminate the mission of the Expert;

(e)          The Parties shall have the right to make such submissions and supply such information and data to the Expert within fourteen (14) calendar days after the appointment of the Expert as each such Party deems appropriate, and the Expert shall be entitled to make such inquiries and receive further submissions and information and data from such Parties as he/she may require for the purpose of resolving the matter.  Each Party shall cooperate with the Expert and give him/her access to the relevant document that may be requested by the Expert;

(f)            If any written communications between a Party and the Expert are made, copies of all such communications shall, at the same time, be furnished to the other Parties and where appropriate oral communications shall be reduced to writing and promptly furnished to the other Parties. The Expert shall consider all submissions made orally and in writing and any other information and data given by the Parties before giving a decision. The Expert shall make sure that the “principe du contradictoire” is respected at any time;

(g)         In the Expert’s final decision, which shall be in writing, the Expert shall give fully detailed reasons therefor and such decision shall be final and binding on the Parties except in the case of fraud or manifest error;

(h)         The Expert shall not be an arbitrator and the law relating to arbitrators or arbitration shall not apply to such expert or the Expert’s decision, not the procedure by which such decision is reached;

(i)             The costs and expenses of the Expert shall be paid fifty percent (50%) by Toreador and fifty percent (50%) by Hess.

15.                                 GENERAL PROVISIONS

15.1                           Relationship of Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a partnership, joint venture, association or trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

15.2                           Liability.  Notwithstanding any other provision of this Agreement:

(a)                                  As provided by Article 1151 of the French civil code, Toreador shall not be liable to Hess for any indirect or consequential loss whether or not foreseeable at the date of execution of this Agreement, incurred by Hess arising out of or as a result of or in connection with the performance, non-performance or mis-performance of this Agreement regardless of the negligence or breach of duty (statutory or otherwise) of Toreador.

(b)                                 As provided by Article 1151 of the French civil code, Hess shall not be liable to Toreador for any indirect or consequential loss whether or not foreseeable at the date of execution of this Agreement, incurred by Toreador arising out of or as a result of or in connection with the performance, non-performance or mis-performance of this Agreement regardless of the negligence or breach of duty (statutory or otherwise) of Hess.

15.3                           Further Assurances.  Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

15.4                           Waiver.  No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

15.5                           Joint Preparation. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

15.6                           Costs and Expenses. Except as otherwise provided for in this Agreement, each of the Parties hereto shall pay the fees and expenses of its respective counsel, accountants, agents, financial advisors and other experts and representatives and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

15.7                           Severance of Invalid Provisions.  If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

15.8                           Modifications. There shall be no modification of this Agreement except by written consent of all Parties.

15.9                           Priority of Agreement. In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of this Agreement shall prevail. In the event of any conflict between this Agreement and any of the Participation Agreements, this Agreement shall prevail.

15.10                     Interpretation.

(a)          Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section.

(b)         Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)          Section. Unless otherwise provided, reference to any Section or an Exhibit means a Section or Exhibit of the Agreement.

(d)         Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

15.11                     Public Announcements. No public announcement or statement regarding the terms or existence of this Agreement or any other matter relating to this Agreement or the transaction contemplated hereby shall be made without prior written consent of the other Party (excluding the Current Report on Form 8-K to be filed with the SEC by Toreador Resources Corporation in respect of, and attaching as an exhibit, this Agreement); provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, government agency or commission, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates.  Subject to the above, the Parties shall jointly agree to the contents of the press release to be issued in relation to the terms of this Agreement and the execution thereof.

15.12                     Entirety. With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

TOREADOR ENERGY FRANCE S.C.S.

By:	/s/ Craig McKenzie
Name: Craig McKenzie
Title: Duly Authorized

HESS OIL FRANCE S.A.S

By:	/s/ Stuart Lake
Name: Stuart Lake
Title: President